AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE is by and between American Safety Administrative Services, Inc., 100 Galleria Parkway, Suite 700, Atlanta, GA 30339 (“Employer”) and William C. Tepe, 3950 Chapel Grove Drive, Marietta, GA 30062, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Executive”).

BACKGROUND

Executive currently is employed by Employer pursuant to the terms of an Employment Agreement dated August 29, 2007 and serves as the Chief Financial Officer of the Employer, its parent corporation, American Safety Insurance Holdings, Ltd., and various subsidiaries and affiliates. The parties desire to end Employee’s employment relationship with Employer pursuant to the terms of this Agreement and General Release.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         Last Day of Employment. Executive’s last day of employment with Employer is March 31, 2009 (the “Separation Date”).

2.         Consideration. In consideration for signing this Agreement and General Release, and complying with its terms:

a.   Accrued Obligations. Employer shall pay to Executive on the next regularly scheduled payroll date the amount of his base salary accrued from March 15, 2009 to and including the Separation Date.

b.   Severance. Employer shall continue to pay Executive his current base salary as of the Separation Date, less applicable taxes and withholdings, from the Separation Date through and including July 31, 2010. During this salary continuation period, Executive will not earn, vest or accrue any employee benefits.

c.   Accrued Paid Time Off. Employer shall pay Executive on the next regularly scheduled pay day following the Separation Date all earned, but unused paid time off as outlined in ASI’s Paid Time Off Policy.

d.   Stock Based Awards. Employer will vest, as of Separation Date, all outstanding restricted stock currently held by Executive, as set forth on Exhibit A hereto. In exchange for the consideration provided for herein, to which Executive acknowledges he is not otherwise entitled, Executive hereby surrenders and forfeits all stock option grants effective as of the date of this Agreement. All of Executive’s vested, but unexercised, options and all unvested options outstanding as of the Separation Date (detailed on Exhibit A) will immediately become void and of no further force and effect as of the date of this Agreement.

e.   COBRA Coverage. If and to the extent that Executive timely elects COBRA continuation coverage, Employer shall reimburse Executive monthly for the full COBRA continuation premium paid by Executive for a period of twelve (12) months.

f.   Outplacement Services. Employer shall provide Executive with outplacement services for a duration of six (6) months to commence when Executive initiates outplacement services, which must occur within the first six months after the Separation Date.

3.         No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive would not receive the monies and/or benefits specified in paragraph 2 above, except for Executive’s execution of this Agreement and General Release and the fulfillment of the promises contained herein.

4.         General Release of All Claims. Executive now and forever knowingly and voluntarily releases and discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their respective current and former employees, attorneys, officers, directors, estates and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as "Releasees"), of and from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Releasees, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Agreement and General Release, whether known or unknown, asserted or unasserted, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including, but not limited to, any alleged violation of:

§	Title VII of the Civil Rights Act of 1964;

§	Sections 1981 through 1988 of Title 42 of the United States Code;

§	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

§	The Immigration Reform and Control Act;

§	The Americans with Disabilities Act of 1990;

§	The Family and Medical Leave Act;

§	The Workers Adjustment and Retraining Notification Act;

§	The Fair Credit Reporting Act;

§	The Georgia Equal Pay Act (Sex Discrimination in Employment) – O.C.G.A. § 34-5-1 et seq.;

§	The Georgia Equal Employment for Persons with Disabilities Code – O.C.G.A. § 34-6A-1 et seq.;

§	The Georgia Wage Payment and Work Hour Laws;

§	The City of Atlanta Anti-Discrimination Ordinance, Part II, Chapter 94, Article 11, Section 94-10 et seq.;

§	any other federal, state or local law, rule, regulation, or ordinance;

§	any public policy, contract, tort, or common law; or

§	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

5.	Acknowledgments and Affirmations. Executive hereby affirms that:

a.    Executive has not filed or caused to be filed, nor is he presently a party to, any claim against Employer;

b.   Executive has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled;

c.   Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

d.	Executive has no known workplace injuries or occupational diseases;

e.   Executive has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Executive’s agreement(s) with Employer and/or common law;

f.    Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud.

Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made,

Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

6. Confidentiality and Return of Property. Each party agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement and General Release other than as may be required by law, except that Executive may disclose such information to his spouse, tax advisor, and/or an attorney with whom Executive chooses to consult regarding his consideration of this Agreement and General Release.

Executive affirms that he has returned all of Employer's property, documents, and/or any confidential information in Executive’s possession or control. Executive also affirms that Executive is in possession of all of his property that Executive had at Employer’s premises and that Employer is not in possession of any of Executive’s property.

7.	Restrictions on Conduct of Executive.

(a)        General. Executive and the Company understand and agree that the purpose of the provisions of this Section 7 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive's post-employment competition with the Company per se, nor is it intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 7 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Executive will be subject to the restrictions set forth in this Section 7.

(b)        Definitions. The following terms used in this Section 7 have the meanings assigned to them below, which definitions apply to both the singular and the plural forms of such terms:

"Competitive Position" means any employment with a Competitor in which Executive will use or is likely to use any Confidential Information or Trade Secrets, or in which Executive has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Executive for the Company;

"Competitive Services" means the provision of specialty insurance and insurance services in the excess and surplus and alternative risk transfer markets in the United States and Bermuda.

"Competitor" means any Person engaged, wholly or in part, in Competitive Services in active and direct competition with the Company.

"Confidential Information" means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. "Confidential Information" includes, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; lists of current or prospective customers; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition will not limit any definition of "confidential information" or any equivalent term under state or federal law.

"Person" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

"Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

"Protected Customers" means any Person to whom the Company has sold its products or services or solicited to sell its products or services during the sixteen (16) months prior to the Separation Date; provided, however, that Protected Customers shall not include brokers or agents.

"Protected Employees" means employees of the Company who were employed by the Company at any time within six (6) months prior to the Separation Date.

"Restricted Period" means the sixteen (16) month period from and after the Separation Date.

"Restricted Territory" means the state of Georgia, any other state in which the Company or one of its affiliates writes insurance coverage.

"Restrictive Covenants" means the restrictive covenants contained in Section 13(c) hereof.

"Trade Secret" means all information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a "trade secret(s)" under the common law or applicable state law.

(c)	Restrictive Covenants.

(i)         Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that Executive will not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive will not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. At all times after the Separation Date, Executive will not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and will not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement and General Release is not intended to, and does not, alter either the Company's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Executive will not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive will provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(ii)        Nonsolicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive will not, directly or indirectly, on Executive's own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person.

(iii)       Restriction on Relationships with Protected Customers. Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive will not, without the prior written consent of the Company, directly or indirectly, on Executive's own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant will apply only to Protected Customers with whom Executive had Contact on the Company's behalf during the twelve (12) months immediately preceding the Separation Date. For purposes of this Agreement and General Release, Executive had "Contact" with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the Protected Customer as a result of his association with the Company.

(iv)	Noncompetition with the Company. The parties acknowledge:

(A) that Executive's services provided to Employer and its affiliates required special expertise and talent in the provision of Competitive Services and that Executive has had substantial contacts with customers, suppliers, advertisers and vendors of the Company;

(B) that Executive has been placed in a position of trust and responsibility and he has had access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placed him in such position and give him access to such information in reliance upon his agreement not to compete with the Company during the Restricted Period;

(C) that due to his management duties, Executive is the repository of a substantial portion of the goodwill of the Company and therefore would have an unfair advantage in competing with the Company;

(D) that Executive is capable of competing with the Company; and

(E) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement and General Release.

In consideration of the salary continuation and other benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement will not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(v)	Cooperation.

A) At all times after the Separation Date, Executive will not make statements detrimental to the interests of nor engage in any activities detrimental to the Company or its officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys, nor will Executive make any statements about any of the aforementioned parties to the press (including without limitation any newspaper, magazine, radio station or television station) without the prior written consent of the Company, except as may be required by applicable law or regulation. Executive agrees to cooperate with the Company and its affiliates as a witness in all matters about which he has knowledge as a result of his position with the Company and its affiliates if the Company requests his testimony. Executive further agrees, upon the request of the Company, to provide from time to time reasonable (in both time and scope) assistance relating to matters within Executive’s knowledge.

B) At all times after the Separation Date, the Company will not make statements detrimental to the interests of nor engage in any activities detrimental to Executive, nor will the Company make any statements about any of the Executive to the press (including without limitation any newspaper, magazine, radio station or television station) without the prior written consent of the Executive, except as may be required by applicable law or regulation.

8.          Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of Georgia without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

9.         No Admission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

10.       Amendment and Modification. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

11.         Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to Laurie Raimondi, Vice President Human Resources, American Safety Administrative Services, Inc., 100 Galleria Parkway, Suite 700, Atlanta, Georgia 30339, and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Laurie Raimondi, or her designee, or mailed to Ms. Raimondi at the above address and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired and a letter in the form attached as Exhibit “A,” dated and signed no sooner than eight (8) days after Executive dates and signs this Agreement, is received by Ms. Raimondi or her designee. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Georgia, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday in Georgia.

12.       Entire Agreement. This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

13.       Notices. All notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	100 Galleria Parkway

Suite 700

Atlanta, Georgia 30339

To Executive:	William C. Tepe

3950 Chapel Grove Drive

Marietta, GA 30062

Any party may change the address to which notices, requests, demands and other communications will be delivered by giving notice thereof to the other party in the same manner provided herein.

14. Time. Time is of the essence in this Agreement.

EXECUTIVE IS ADVISED HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND THAT IF HE SIGNS THIS AGREEMENT AND GENERAL RELEASE PRIOR TO THE EXPIRATION OF SUCH 21-DAY PERIOD, HE IS WAIVING HIS RIGHT TO REVIEW THIS AGREEMENT AND GENERAL RELEASE FOR THE FULL 21-DAY PERIOD. EXECUTIVE IS FURTHER ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY REVIEW PERIOD.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND GENERAL RELEASE AND THAT IT CONSTITUTES A GENERAL RELEASE OF ALL CLAIMS, KNOWN AND UNKNOWN, AGAINST EMPLOYER. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING AND, HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES IN THIS AGREEMENT AND GENERAL RELEASE, AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE FULLY INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and General Release as of the date(s) set forth below:

American Safety Administrative Services, Inc. By: /s/ Randolph L. Hutto Randolph L. Hutto President	/s/ William C. Tepe William C. Tepe
Date: March 31, 2009	Date: April 20, 2009

EXHIBIT A

•Acceleration of the vesting to March 31, 2009, of all awards of Restricted Stock, as follows:

o	1,974 shares awarded March 4, 2008 (original award of 2,632, less 658 shares that vested on March 4, 2009)

o	5,348 shares awarded March 11, 2009

•Surrender and Forfeiture of all options granted, as follows:

o	25,000 shares at $16.18 per share granted November 14, 2005

o	7,500 shares at $19.05 per share granted March 15, 2007 (includes 5,000 shares previously vested)

o	7,500 shares at $17.95 per share granted March 4, 2008 (includes 2,500 shares previously vested)

o	11,766 shares at $17.95 per share granted March 4, 2008

o	14,589 shares at $9.10 per share granted March 11, 2009